Exhibit 99.2

[2441] BiovaxID™ Vaccine Therapy of Follicular Lymphoma in First Remission: Long-Term Follow-Up of a Phase II Trial and Status of a Controlled, Randomized Phase III Trial. Session Type: Poster Session 645-II

Carlos Santos, Lee Stern, Laura Katz, Thelma Watson, Gause Barry Accentia Biopharmaceuticals, Inc., Accentia Biopharmaceuticals, Inc., New York, NY, USA; Center for Cancer Research, National Cancer Institute, Bethesda, MD, USA

Malignant B-cells in Follicular Non-Hodgkin’s Lymphoma expresses a clonal idiotype immunoglobulin which can serve as the basis for a patient-specific anti-idiotype vaccine. In a previous single-arm Phase II study by Bendandi, et al (Nature Med 5:1171-1177, 1999), we evaluated the ability of tumor-specific idiotype (Id) conjugated to keyhole limpet hemocyanin (KLH) administered concurrently with granulocyte-monocyte colony-stimulating factor (GM-CSF) adjuvant to induce complete remissions and molecular remissions in treated patients. The vaccine formulation induced a tumor-specific cytotoxic CD8+ and CD4+ T-cell response in patients in first complete remission after standard chemotherapy, as well as achieved molecular remissions in 8 of 11 of these patients. Data available at the time of this abstract for the 20-patient cohort, indicates a median follow-up of 9.167 years. 9 patients (45%) remain in continuous first CR at their most recent follow-up (either in 2004 or 2005), and overall survival is 95%. The data further indicates the median disease free survival for the cohort is 96.5 months (8.04 years). To date there have been no additional reported mortalities in this cohort. As of August 2005, we report the progress of the Phase III clinical trial for this vaccine, opened in January 2000 by the NCI to evaluate the impact of this hybridoma-based Id vaccine on disease-free survival in a group of up to 375 previously untreated patients who have attained a CR or CRu from PACE [Prednisone, Doxorubicin, Cyclophosphamide, and Etoposide (ProMACE without methotrexate)] chemotherapy, and who are randomized to receive either vaccine or control. To date, 187 patients have been accrued onto the study. Of those patients, 145 (77.5%) achieved a CR or Cru and are being followed in this ongoing clinical trial.

Abstract #2441 appears in Blood, Volume 106, issue 11, November 16, 2005

Keywords: Non-Hodgkin’s lymphoma|Immunotherapy|Idiotype vaccine

Sunday, December 11, 2005 9:15 AM

Poster Session: Lymphoma: Therapy with Biologic Agents, excluding Pre-Clinical Models II (9:15 AM-7:30 PM)